Exhibit 10.6

SERIES 2003-A PREFERRED STOCK INVESTMENT AGREEMENT

This Series 2003-A Preferred Stock Investment Agreement (this "Agreement") is made as of February 4, 2003, by and among Harold's Stores, Inc., an Oklahoma corporation (the "Company"), and 329 Partners-II Limited Partnership, an Oklahoma limited partnership (the "Investor").

RECITALS

WHEREAS, the Company and the Investor are contemporaneously herewith entering into a lease agreement amendment with respect to certain real property leased by the Company from the Investor (the "Lease Amendment");

WHEREAS, as part of the Lease Amendment, the Company is obligated in the future to issue additional shares of its Series 2003-A Preferred Stock, stated value $100 per share (the "Series 2003-A Preferred") to the Investor, which 2003-A shares will be in addition to the 50,000 shares of Series 2003-A Preferred that are being sold to Inter-Him N.V. and W. Howard Lester contemporaneously with the execution of this Agreement and the Lease Amendment; and

WHEREAS, the parties hereto desire to make the representations and warranties, and enter into the covenants and agreement, set forth in this Agreement in connection with the future issuance of the 2003-A Shares to set forth the terms thereof in writing.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the terms and conditions of the Lease Amendment, and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

    Issuance of Series 2003-A Preferred Stock. Subject to the terms and conditions set forth in the Lease Amendment, the Company shall issue to the Investor shares of Series 2003-A Preferred (the "2003-A Shares"), in the amount and at the time required by the Lease Amendment. Subject to such terms and conditions, no additional consideration shall be paid by the Investor at the time of such issuance for the issuance of the 2003-A Shares, the consideration therefor being included as part of the consideration in the Lease Amendment.

    Representations and Warranties of the Company.

      Organization and Standing. The Company is a corporation duly organized and validly existing under the laws of the State of Oklahoma and is in good standing under such laws. The Company has all requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and as currently proposed to be conducted.

      Corporate Power. The Company has all requisite legal and corporate power and authority to (a) execute and deliver this Agreement and the other agreements, instruments and documents to be executed and delivered by it pursuant to this Agreement, (b) sell and issue the 2003-A Shares hereunder, (c) issue the additional shares of Series 2003-A Preferred to be issued in satisfaction of dividends on the 2003-A Shares (the "Dividend Stock"), (d) issue the common stock issuable upon conversion of the 2003-A Shares and the Dividend Stock (the "Underlying Common Stock"), as set forth in the Certificate of Designations creating the Series 2003-A Preferred in substantially the form attached as Exhibit A hereto, and (e) carry out and perform its obligations under the terms of this Agreement and the transactions contemplated hereby and thereby.

      Valid Issuance of Stock. The 2003-A Shares, when issued, sold and delivered in compliance with the provisions of this Agreement, will be duly and validly issued, fully paid and nonassessable and issued in compliance with all applicable federal and state securities laws. The Dividend Stock and the Underlying Common Stock have been duly and validly reserved and, when issued, will be duly and validly issued, fully paid and nonassessable and issued in compliance with all applicable federal and state securities laws.

    Representations and Warranties of the Investor.

      Investment Experience. The Investor is capable of evaluating the merits and risks of its investment in the 2003-A Shares and has the capacity to protect its own interests. The Investor is an "accredited investor" as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act"). The Investor is able to bear the economic risk of losing its entire investment in the 2003-A Shares, which is not disproportionate to the Investor's net worth.

      Investment. The Investor is acquiring the 2003-A Shares for investment for the Investor's own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. The Investor understands that the 2003-A Shares and the Dividend Stock and the Underlying Common Stock with respect thereto have not been, and will not be when issued, registered under the Securities Act or any state securities laws by reason of specific exemptions from the registration provisions of the Securities Act and such state laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the representations as expressed herein.

      Rule 144. The Investor is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, which may include, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than two years after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" and the number of shares being sold during any three (3) month period not exceeding specified limitations.

      Access to Information. The Investor has had an opportunity to discuss the Company's management, business plan and financial condition with the Company's management. The Investor understands that a purchase of the 2003-A Shares involves a high degree of risk, and there can be no assurance that the Company's business objectives will be obtained.

      Authorization. The Investor has all requisite legal power and authority to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement and the transactions and documents contemplated hereby. This Agreement, when executed and delivered by the Investor, will constitute a valid and legally binding obligation of the Investor, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

      Brokers' and Finders' Fees. The Investor has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

      Legends. It is understood that each certificate representing the 2003-A Shares and the Dividend Stock and the Underlying Common Stock with respect thereto shall bear a legend to the following effect:

    THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT OR THE AVAILABILITY OF AN EXEMPTION THEREFROM.

    Additional Documents to be Delivered at the Time of Issuance. In connection with the issuance of the 2003-A Shares, and subject to the terms and conditions set forth in this Agreement and the Lease Amendment:

      Share Certificate. The Company shall deliver to the Investor a share certificate evidencing the 2003-A Shares, duly executed by officers of the Company and issued in the name of the Investor.

      Amendment to Investor Rights Agreement. The Company shall cause the Investor to be added as an additional "Investor" under the Investor Rights Agreement (as amended) among the Company, Inter-Him N.V., W. Howard Lester, William E. Haslam, Clark J. Hinkley and Margaret A. Gilliam.

      Other Certificates. The Company and the Investor each shall deliver to the other such other certificates, documents and instruments as it may reasonably request.

    Miscellaneous.

      Good Faith; Cooperation; Further Assurances. The parties will in good faith undertake to perform their obligations in this Agreement, to satisfy all conditions and to cause the transactions contemplated by this Agreement to be carried out promptly in accordance with its terms. The parties will cooperate fully with each other and their respective representatives in connection with any actions required to be taken as part of their respective obligations under this Agreement. Each party will deliver to the other such further instruments necessary or desirable, in the reasonable opinion of the requesting party and at the expense of the requesting party, to consummate or document the transactions contemplated by this Agreement.

      Entire Agreement; Successors and Assigns. This Agreement and the Lease Amendment constitute the entire agreement between the Company and the Investor relative to the subject matter hereof and supersede any previous agreement between the Company and the Investor regarding such subject matter. Subject to the exceptions specifically set forth in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and assigns of the parties.

      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma without regard to the conflicts of laws principles thereof.

      Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

      Headings. The section headings of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.

      Notices. Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon personal delivery, or by delivery by overnight courier, or telecopy (with confirmation of receipt), or five (5) days after deposit in the United States mail, by registered or certified mail, postage prepaid, addressed:

      if to the Company: Harold's Stores, Inc.

      765 Asp

      Norman, Oklahoma 73070

      Attn: Chief Financial Officer

      Telecopy: (405) 366-2538

      with copy to: Michael M. Stewart

      Crowe & Dunlevy, P.C.

      20 North Broadway

      Oklahoma City, Oklahoma 73102

      Telecopy: (405) 272-5238

      and if to the Investor, to the Investor's address as set forth below:

      329 Partners-II Limited Partnership

      P.O. Box 1184

      Norman, Oklahoma 73070-1184

      Survival of Warranties. The representations and warranties of the parties contained in or made pursuant to this Agreement shall survive for a period of one (1) year from the date hereof.

      Finders' Fees. The Company and the Investor will indemnify each other against all liabilities incurred by one party with respect to claims related to investment banking or finders' fees in connection with the transactions contemplated by this Agreement, arising out of arrangements between the party asserting such claims and the indemnifying party, and all costs and expenses (including reasonable fees of counsel) of investigating and defending such claims.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above set forth.

"COMPANY" Harold's Stores, Inc.

By: /s/ Clark J. Hinkley

Clark J. Hinkley, Chief Executive Officer

"INVESTOR" 329 Partners-II Limited Partnership

By: 329 Holdings, L.L.C., its General Partner

By: /s/ H. Rainey Powell

Name: H. Rainey Powell

Title: Partner